UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2013

GenCorp Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Aerojet Road, Rancho Cordova, California		95742
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (916) 355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2013, the Organization & Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of GenCorp Inc. (the “Company “ or “GenCorp”) approved the following:  (i) cash incentive awards to its named executive officers and other key employees for fiscal 2012; (ii) the fiscal 2013 base salaries for the Company’s named executive officers to be effective April 1, 2013; (iii) achievement of the performance objectives of the Company’s 2010 Long-Term Incentive Program (the “2010 LTIP”) for eligible employees of the Company including certain of the named executive officers; and (iv) fiscal 2013 annual cash incentive plan metrics.

The table below summarizes the fiscal 2012 incentive awards and fiscal 2013 base salaries, effective April 1, 2013, for the Company’s named executive officers.

Named Executive Officer	Title	Fiscal 2012 Incentive Award	Fiscal 2013 Annual Base Salary
Scott J. Seymour	President and Chief Executive Officer	$1,117,500	$640,000
Kathleen E. Redd	Vice President, Chief Financial Officer and Assistant Secretary	$262,081	$386,200
Christopher C. Cambria	Vice President, General Counsel and Secretary	$220,550	$326,500
Chris W. Conley	Vice President, Environmental, Health and Safety	$151,057	$249,347
Warren M. Boley	President, Aerojet-General Corporation (“Aerojet”)	$99,750	$361,400
Richard W. Bregard	Vice President and Deputy to the President of Aerojet	$189,072	$276,000

The annual cash incentive program is intended to provide a competitive level of compensation when specific individual and/or business performance objectives are achieved. The fiscal 2012 incentive awards were based on an assessment of actual performance against pre-established Company and business segment performance objectives specified in the Company’s fiscal 2012 annual cash incentive plan. The performance objectives as outlined in the fiscal 2012 annual cash incentive plan included contract profit, cash flow, awards, non-financial metrics, and personal factors as defined therein, each of which were weighted differently.

The 2010 LTIP Performance Stock Option Grants for Mr. Seymour, Ms. Redd and Mr. Conley vested at 78.8% based on an assessment of actual performance against pre-established fiscal 2012 economic value added targets.  As a result, 188,697, 64,555 and 9,259, respectively, of Mr. Seymour’s, Ms. Redd’s and Mr. Conley’s options to purchase common stock of the Company, par value $0.10 per share (the “Common Stock”) at an exercise price of $4.91 per share, vested.  Mr. Conley also received, along with Mr. Bregard, grants of restricted stock under the 2010 LTIP which were vested at 65.9% based on an assessment of actual performance against pre-established fiscal 2012 revenue growth, pre-tax earnings and capital turnover ratio metrics.  As a result, 2,244 and 6,228 shares of Common Stock of Mr. Conley and Mr. Bregard, respectively, vested.  Messrs. Cambria and Boley were not employees of the Company at the time of the 2010 LTIP grants.

The performance objectives for the fiscal 2013 incentive targets are contract profit, cash flow, awards, non-financial metrics, and personal factors, as defined therein, each of which is weighted differently. The Compensation Committee has discretion to adjust these payments. With input from the Company, incentives are paid based upon the Compensation Committee’s assessment of both individual and Company-wide actual performance against these established performance objectives. The potential payouts range from 0% to 185% of an individual’s target incentive.  Target incentives represent a percentage of an eligible participant’s base salary.

Further, on February 12, 2013, the Company’s subsidiary, Aerojet, and Mr. Bregard entered into an amendment (the “Amendment”), dated as of February 12, 2013, to the retention agreement dated as of February 6, 2012 (the “Retention Agreement”).  The Amendment provides for, among other things, the extension of the retention period until May 31, 2013 and a retention bonus in the amount of $200,000, less applicable withholdings and deductions, if Mr. Bregard remains employed through the retention period or is terminated under an Eligible Early Termination (as defined in the Retention Agreement).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 12, 2013	GENCORP INC.

	By:	/s/ Kathleen E. Redd
		Name:	Kathleen E. Redd
		Title:	Vice President, Chief Financial Officer and Assistant Secretary